Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-144945

GEMNT Relative Value: Our Perspective

Who Are We

- GE Capital Corporation is the only triple-A rated servicer in the ABS sector
- Premier issuer of credit card receivables with 75 years of experience
- Excellent granularity; ~ 45 million active cardholders
- Long term relationships with existing merchant partners, many of which have recently been renewed
- Holder of significant residual stake – skin in the game

Credit Card vs PLCC

- Comparative advantages of PLCC stand out in difficult consumer environment
  - Lower lines of credit help contain loss exposure and severity
  - Application at point-of-sale with ID verification reduces fraud
  - Easier to “rightsize” line without worry of alienating customer

Performance

- Trust portfolio is well-seasoned, with an average account age of ~ 94 months (6/30/08)
  - Exceptionally consistent performance since 2004 inception
  - Deep PLCC experience: initiated tough actions in 4Q’06
- General Electric Capital Corporation highest possible Fitch Servicer Rating (AAA)

imagination at work

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at your request by calling toll-free (877) 441-5094